Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	Gary J. Ortale	Steven Carr
President & CEO	EVP & CFO	Dresner Corporate Services
319.356.5800	319.356.5800	312.726.3600

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS FOURTH-QUARTER 2011 FINANCIAL RESULTS

Iowa City, Iowa, January 26, 2012 - MidWestOne Financial Group, Inc., (NASDAQ - MOFG) today reported results for its fourth quarter and fiscal year ended December 31, 2011.
Net income for the fourth quarter of 2011 rose to $3.4 million compared with $2.7 million for the same period last year. After dividends and discount accretion on the Company's preferred stock, net income available to common shareholders also rose to $3.4 million, or $0.39 per diluted share, compared with net income available to common shareholders of $2.5 million, or $0.29 per diluted share, in the fourth quarter of 2010.
Net income for the fourth quarter of 2011 was higher than for the same period in 2010 primarily due to:

•	a 52.9% decrease in the provision for loan losses; and

•	a 5.9% increase in net interest income, primarily attributable to a 16.9% decrease in interest expense.
Net income for 2011 totaled $13.3 million, a $3.2 million, or 31.5%, increase compared to $10.1 million of net income for 2010. After dividends and discount accretion on the Company's preferred stock, 2011 net income available to common shareholders rose to $12.7 million, or $1.47 per diluted share, compared with net income available to common shareholders of $9.3 million, or $1.07 per diluted share, for 2010. The increase in net income for the year was due primarily to lower provision for loan loss expense and decreased noninterest expense, which is consistent with the quarterly results.
"There are many reasons to be pleased with these results," stated President and Chief Executive Officer Charles N. Funk. "Foremost among them is the fact that annual earnings of $1.47 per share is an all-time high for the Company, reflecting the positive results we expected from our 2008 merger."
Results of Operations
Net interest income for the fourth quarter of 2011 improved to $12.6 million, up $0.7 million, or 5.9%, from $11.9 million for the fourth quarter of 2010. The continuing low interest rate environment and its impact on deposit and borrowed fund rates was the primary cause of the higher net interest income, as a decrease in interest expense on deposits of $0.7 million and on Federal Home Loan Bank borrowings of $0.3 million more than offset the decrease in interest income from loans of $0.2 million. In addition, interest income on loan pool participations decreased to $7,000 for the fourth quarter of 2011 compared to $0.3 million for the same period a year ago, due to a higher level of loan charge-offs.
Net interest income for 2011 increased to $48.8 million, up $0.9 million, or 1.9%, from $47.9 million for 2010. The continuing low interest rate environment's impact on loan yields and interest income on loan pool participations, partially offset by an increase in income from investment securities of $1.7 million, did not fully negate the beneficial effect of low interest rates on the Company's interest expense. Loan interest income decreased $2.5 million, or 4.7%, to $52.2 million for 2011, compared to $54.7 million for 2010. Income from loan pool participations decreased to $1.1 million for 2011, compared to $2.6 million for

2010, on a much lower level of investment. Total interest expense for the 12 months ended December 31, 2011 decreased $3.3 million, or 14.4%, compared with the same period last year.
The net interest margin for the fourth quarter, calculated on a fully tax-equivalent basis, amounted to 3.34% or 2 basis points higher than the net interest margin of 3.32% for the fourth quarter of 2010. For the full year of 2011, the net interest margin was also 3.34%, down 9 basis points from 3.43% for the previous year. The increase between the comparative fourth quarters was mainly due to lower costs on interest-bearing liabilities. The decrease between 2010 and 2011 was due primarily to lower yields on an increased volume of interest-earning assets.
The provision for loan losses for the fourth quarter of 2011 was $0.8 million, a decrease of $0.9 million, or 52.9%, from $1.7 million in the fourth quarter of 2010. The provision for loan losses for 2011 was $3.4 million compared with $6.0 million in 2010, a decrease of $2.6 million, or 43.7%. While the level of provision expense declined, the Company continued to increase its loan loss allowance by recording a provision for loan losses that was greater than its net charge-off activity.
Noninterest income for the fourth quarter of 2011 decreased to $3.6 million, down $0.7 million, or 15.5%, from $4.3 million for the fourth quarter of 2010. This drop was primarily attributable to decreased mortgage origination and loan servicing fees, combined with a decline in other service charges, commissions and fees. Mortgage origination and loan servicing fees totaled $0.9 million for the fourth quarter of 2011, down 40.8% from $1.5 million for the same period last year. The decrease in mortgage origination and loan servicing fees was attributable to lower refinancing activity in single family residential loans during the fourth quarter of 2011 compared to the same period of 2010. Other service charges, commissions and fees decreased $0.2 million, or 30.4%, for the fourth quarter of 2011 compared to the fourth quarter a year ago, primarily due to a broad-based decline in miscellaneous service charge and fee income. These declines were partially offset by the absence of net losses on the sale of premises and equipment for the fourth quarter of 2011, compared with losses of $0.4 million in the same quarter of 2010. The losses in 2010 resulted from the sale of certain bank branch buildings that were no longer being utilized.

For the 12 months of 2011, noninterest income decreased to $14.7 million, down $0.2 million, or 1.3%, from $14.9 million for the 12 months of 2010. The primary reason for this decline was lower mortgage origination and loan servicing fees of $2.7 million for 2011, compared with the $3.5 million during 2010, a decrease of $0.8 million, or 23.2%. Service charges and fees on deposit accounts decreased by $0.3 million, or 8.4%, from $4.0 million for the year 2010 to $3.7 million for 2011. These declines were partially offset by lower losses on the sale of fixed assets, and increased income from bank-owned life insurance. For the year ended December 31, 2011, net losses on the sale of fixed assets declined to $0.2 million, down $0.5 million, or 72.5%, from the comparable period in 2010. The losses resulted primarily from the sale of certain bank branch buildings no longer being utilized. Income from bank-owned life insurance totaled $1.0 million for 2011 compared to $0.7 million for 2010. The increase was primarily the result of an additional $8.0 million in bank-owned life insurance purchased in late 2010.
Noninterest expense for the fourth quarter totaled $11.0 million, an increase of $0.3 million, or 2.8%, from $10.7 million for the fourth quarter of 2010. The primary reasons for the higher noninterest expense were an increase in net occupancy and equipment expenses from $1.6 million in the fourth quarter of 2010 to $1.9 million for the same period of 2011, and an increase in other operating expense from $1.3 million for the fourth quarter of 2010 to $1.5 million for the same period of 2011. These increases were somewhat offset by a decrease in FDIC Insurance expense of $0.4 million between the comparable quarters.
For the year ended December 31, 2011, noninterest expense decreased $1.1 million, or 2.4%, from $43.3 million for the year ended December 31, 2010, to $42.2 million. This decline was primarily due to a decrease in FDIC Insurance expense of $1.2 million to $1.6 million in 2011 compared with $2.8 million in 2010. This decrease was partially offset by a $0.3 million, or 5.0%, increase in other operating expenses for 2011 compared with 2010. The increase was primarily attributable to higher loan and collection expenses.
Income tax expense was $1.1 million for the fourth quarter of 2011 compared with expense of $1.0 million for the same period in 2010, and income tax expense was $4.6 million for all of 2011 compared with expense of $3.4 million for 2010. The increase for both the quarter and the year was primarily due to increased income for both periods, and the relative amount of tax-exempt income on municipal bonds and bank owned life insurance earned during the respective periods.
Balance Sheet and Asset Quality
Total assets rose to $1.70 billion at December 31, 2011 from $1.58 billion at December 31, 2010, resulting primarily from increased investment in securities available for sale and growth in loans, partially offset by a decrease in loan pool participation balances. The asset growth was funded by an increase in both deposits and borrowings from the Federal Home Loan Bank. Total deposits at December 31, 2011 rose to $1.31 billion, an increase of $87.3 million, or 7.2%, from December 31, 2010, while borrowings from the Federal Home Loan Bank increased $12.8 million, or 10.1% from $127.2 million at December 31, 2010, to

$140.0 million at December 31, 2011. Other liabilities increased $9.2 million, or 183.7%, due primarily to $3.7 million in unsettled purchases of investment securities and a $2.9 million increase in accrued pension liability. The Company is in the process of terminating its defined benefit pension plan, and expects this to be finalized in the first six months of 2012.
Total bank loans (excluding loan pool participations and loans held for sale) increased $48.2 million, or 5.1%, to $986.2 million at December 31, 2011, compared with $938.0 million as of December 31, 2010. This was primarily due to an increase in commercial and industrial loans, agricultural loans, and one- to four- family first liens. These increases were partially offset by decreases in one- to four- family junior liens and farmland loans.
"A five percent increase in loans outstanding during 2011 is a testament to the hard work and talent of our staff," Mr. Funk noted. "We continue to see glimmers of economic recovery in our geographic footprint."
At December 31, 2011, the largest category of bank loans was commercial real estate, comprising approximately 40% of the portfolio, of which 8% was farmland, 7% was construction and development, and 4% was multifamily. Commercial and industrial loans and residential real estate loans were the next largest categories, each at 24%, followed by agricultural loans at 9%, and consumer loans at 2%.
During 2011, the Company experienced a decrease in nonperforming loans. Specifically, these loans totaled $18.1 million as of December 31, 2011, or 1.84% of total bank loans, compared with $19.8 million at December 31, 2010, or 2.11% of total bank loans. The annual decrease was primarily attributable to the fourth quarter net decrease in nonperforming loans, which was the net effect of one commercial real estate loan and four one- to four family real estate loans being moved to Other Real Estate Owned, coupled with write-downs and collections of various other nonperforming loans, thereby reducing the balance. Nonperforming loans at December 31, 2011 consisted of $10.9 million in nonaccrual loans, $6.1 million in troubled debt restructures and $1.1 million in loans past due 90 days or more and still accruing. This compares to nonaccrual loans of $12.4 million, troubled debt restructures of $5.8 million, and loans past due 90 days or more and still accruing of $1.6 million, at December 31, 2010. Loans past-due 30 to 89 days (not included in the nonperforming loan totals) were $7.0 million as of December 31, 2011, compared with $10.5 million as of December 31, 2010. As of year end 2011, other real estate owned (not included in nonperforming loans) totaled $4.0 million, an increase of $0.1 million from $3.9 million at December 31, 2010.
As of December 31, 2011, the allowance for bank loan losses was $15.7 million, or 1.59% of total bank loans, compared with $15.2 million, or 1.62% of total bank loans, at the prior year end. The allowance for loan losses represented 86.58% of nonperforming loans at December 31, 2011, compared with 76.67% of nonperforming loans at December 31, 2010. The bank had net loan charge-offs of $2.8 million during 2011, or an annualized 0.30% of average bank loans outstanding.
"We continue to be happy with the relative credit quality of our loan portfolio," continued Mr. Funk. "A net charge-off rate of 0.30% of loans for the year 2011 speaks for itself. Furthermore, our loan loss allowance coverage of 86.6% of nonperforming loans puts us in a strong position for the future."
Loan pool participations (participation interests in performing, subperforming and nonperforming loans that have been purchased from various nonaffiliated banking organizations) were $52.2 million at December 31, 2011, down from $68.0 million at December 31, 2010. The Company entered into this business upon consummation of its merger with the Former MidWestOne in March 2008. As previously announced, the Company has decided to exit this line of business as current balances pay down.
The Company has minimal exposure in loan pool participations to consumer real estate, subprime credit or construction and real estate development loans. The net “all-in” yield (excluding the purchase accounting adjustment and after all expenses) on loan pool participations was 0.05% for the fourth quarter of 2011, down from 1.65% for the fourth quarter of 2010. Yields were 1.85% and 3.88% for the 12 months of 2011 and 2010, respectively. The net yield was higher in 2010 due to an increased level of charge-offs and decreased payment collections in the portfolio during 2011. Including loan pool participations, the loan to deposit ratio was 79.5% as of December 31, 2011, compared with 82.5% as of December 31, 2010.
Investment securities totaled $536.1 million at December 31, 2011, or 31.6% of total assets, up from $466.0 million, or 29.5% of total assets, as of December 31, 2010. A total of $534.1 million of the investment securities were classified as available for sale at December 31, 2011. The portfolio consisted mainly of U.S. government agencies (10.6%), mortgage-backed securities (45.7%), and obligations of states and political subdivisions (41.1%).
Capital Adequacy
Total shareholders' equity was $156.5 million as of December 31, 2011. As announced, on July 6, 2011, the Company completed the redemption of the 16,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued to the U.S.

Treasury in conjunction with MidWestOne's participation in the Capital Purchase Program for $16.1 million, consisting of $16.0 million of principal and $0.1 million of accrued and unpaid dividends. On July 27, 2011, the Company announced that it had repurchased for $1.0 million the common stock warrant issued to the U.S. Treasury as part of the Capital Purchase Program. The warrant had allowed Treasury to purchase 198,675 shares of MidWestOne common stock at $12.08 per share. During 2011 the Company also repurchased 102,190 shares of its common stock for an aggregate of $1.5 million. Total shareholders' equity to total assets ratio was 9.23% at December 31, 2011, compared with 10.02% at December 31, 2010, while the tangible common equity to tangible assets ratio was 8.68% as of December 31, 2011, up from 8.37% at December 31, 2010. Tangible common equity per share was $17.15 at December 31, 2011, up from $15.27 per share at December 31, 2010. The 12.3% increase was primarily attributable to net income of $13.3 million for the year 2011, less the $0.5 million of dividends paid during the year on the senior preferred stock issued to the U.S. Treasury.
Conference Call Details
MidWestOne will host a conference call for investors at 3:00 p.m., ET, today. To participate, dial 877-317-6789 at least fifteen minutes before the call's start time. If you are unable to participate on the call, a replay will be available until February 10, 2012 on the Company's web site: www.midwestone.com. A transcript of the call will also be available on the web site within three business days of the event.
Quarterly Cash Dividend Declared
On January 17, 2012, the Company's board of directors declared a first quarter cash dividend of $0.085 per common share, which is a 42% increase from the dividend paid each of the previous two quarters. The dividend is payable March 15, 2012 to shareholders of record at the close of business on March 1, 2012. At this quarterly rate, the indicated annual cash dividend is equivalent to $0.34 per common share.
Mr. Funk concluded, "We are pleased to reward our loyal shareholders with a second dividend increase in the past six months. This increase puts our payout ratio within the target range called for in our strategic plan."
About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company's bank subsidiary MidWestOne Bank, is also headquartered in Iowa City. MidWestOne Bank has office locations in Belle Plaine, Burlington, Cedar Falls, Conrad, Coralville, Davenport, Fairfield, Fort Madison, Iowa City, Melbourne, North English, North Liberty, Oskaloosa, Ottumwa, Parkersburg, Pella, Sigourney, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Melbourne and Oskaloosa, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”

Non-GAAP Presentations:
Certain non-GAAP ratios are provided to evaluate and measure the Company's operating performance and financial condition, including net interest margin, Tier 1 capital to average assets, and tangible common equity to tangible assets ratios. Management believes these ratios provide investors with information regarding the Company's balance sheet, profitability, financial condition and capital adequacy and how management evaluates such metrics internally.  The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of	As of	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)	2011	2011	2011	2011	2010
Tangible Common Equity
Total shareholders' equity	$156,494	$156,697	$168,637	$161,315	$158,466
Less: Preferred equity	—	—	(15,802)	(15,784)	(15,767)
Goodwill and intangibles	(10,247)	(10,571)	(10,795)	(11,019)	(11,243)
Tangible common equity	$146,247	$146,126	$142,040	$134,512	$131,456
Tangible Assets
Total assets	$1,695,244	$1,632,559	$1,645,373	$1,618,231	$1,581,259
Less: Goodwill and intangibles	(10,247)	(10,571)	(10,795)	(11,019)	(11,243)
Tangible assets	$1,684,997	$1,621,988	$1,634,578	$1,607,212	$1,570,016
Tangible common equity/tangible assets	8.68%	9.01%	8.69%	8.37%	8.37%
Tier 1 Capital
Total shareholders' equity	$156,494	$156,697	$168,637	$161,315	$158,466
Plus: Long term debt (qualifying restricted core capital)	15,464	15,464	15,464	15,464	15,464
Net unrealized (gains) losses on securities available for sale	(3,328)	(5,782)	(3,329)	1,330	1,826
Less: Disallowed goodwill and intangibles	(10,374)	(10,687)	(10,911)	(11,138)	(11,327)
Tier 1 Capital	$158,256	$155,692	$169,861	$166,971	$164,429
Average Assets
Quarterly average assets	$1,658,738	$1,627,484	$1,626,544	$1,589,542	$1,584,616
Less: Disallowed goodwill and intangibles	(10,374)	(10,687)	(10,911)	(11,138)	(11,327)
Average Assets	$1,648,364	$1,616,797	$1,615,633	$1,578,404	$1,573,289
Tier 1 capital/average assets	9.60%	9.63%	10.51%	10.58%	10.45%

	Three Months Ended December 31,	Year Ended December 31,	Three Months Ended December 31,	Year Ended December 31,
(dollars in thousands)	2011	2011	2010	2010

Net income available to common shareholders	$3,351	$12,672	$2,517	$9,262
Plus: Intangible amortization, net of tax(1)	148	591	174	669
Adjusted net income available to common shareholders	$3,499	$13,263	$2,691	$9,931
Average tangible common equity:
Average total shareholders' equity	$156,129	$158,146	$161,518	$157,190
Less: Average preferred stock	—	(8,032)	(15,748)	(15,734)
Average goodwill and intangibles	(10,337)	(10,613)	(11,455)	(11,760)
Average tangible common equity	$145,792	$139,501	$134,315	$129,696
Return on average tangible common equity	9.52%	9.51%	7.94%	7.66%
Net Interest Margin Tax Equivalent Adjustment
Net interest income	$12,567	$48,798	$11,863	$47,865
Plus tax equivalent adjustment:
Loans	172	473	79	324
Securities	548	1,990	510	2,038
Tax equivalent interest income (1)	$13,287	$51,261	$12,452	$50,227
Average interest earning assets	$1,575,372	$1,536,596	$1,488,855	$1,466,265
Net interest margin	3.34%	3.34%	3.32%	3.43%
(1) Computed assuming a federal income tax rate of 34%

Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our authorized representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe”, “expect”, “anticipate”, “should”, “could”, “would”, “plans”, “intend”, “project”, “estimate', “forecast”, “may” or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.
Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values could cause an increase in the allowance for credit losses and a reduction in net earnings; (2) our management's ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (3) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (4) fluctuations in the value of our investment securities; (5) governmental monetary and fiscal policies; (6) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators (particularly with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the extensive regulations to be promulgated thereunder), and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (7) the ability to attract and retain key executives and employees experienced in banking and financial services; (8) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (9) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (10) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (11) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (12) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (13) volatility of rate-sensitive deposits; (14) operational risks, including data processing system failures or fraud; (15) asset/liability matching risks and liquidity risks; (16) the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; and (20) other risk factors detailed from time to time in SEC filings made by the Company.

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
(dollars in thousands)	(unaudited)
ASSETS
Cash and due from banks	$28,155	$13,720
Interest-bearing deposits in banks	4,468	6,077
Federal funds sold	—	726
Cash and cash equivalents	32,623	20,523
Investment securities:
Available for sale	534,080	461,954
Held to maturity (fair value 2011 $2,042; 2010 $4,086)	2,036	4,032
Loans held for sale	1,955	702
Loans	986,173	938,035
Allowance for loan losses	(15,676)	(15,167)
Net loans	970,497	922,868
Loan pool participations, net	50,052	65,871
Premises and equipment, net	26,260	26,518
Accrued interest receivable	10,422	10,648
Other intangible assets, net	10,247	11,143
Bank-owned life insurance	27,723	26,772
Other real estate owned	4,033	3,850
Deferred income taxes	3,654	6,430
Other assets	21,662	19,948
Total assets	$1,695,244	$1,581,259
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand	$161,287	$129,978
Interest-bearing checking	499,905	442,878
Savings	71,823	74,826
Certificates of deposit under $100,000	346,858	380,082
Certificates of deposit $100,000 and over	226,769	191,564
Total deposits	1,306,642	1,219,328
Federal funds purchased	8,920	—
Securities sold under agreements to repurchase	48,287	50,194
Federal Home Loan Bank borrowings	140,014	127,200
Deferred compensation liability	3,643	3,712
Long-term debt	15,464	15,464
Accrued interest payable	1,530	1,872
Other liabilities	14,250	5,023
Total liabilities	1,538,750	1,422,793
Shareholders' equity:
Preferred stock, no par value, with a liquidation preference of $1,000.00 per share; authorized 500,000 shares; no shares issued and outstanding at December 31, 2011 and 16,000 shares issued and outstanding at December 31, 2010	$—	$15,767
Common stock, $1 par value; authorized 15,000,000 shares at December 31, 2011 and December 31, 2010; issued 8,690,398 shares at December 31, 2011 and December 31, 2010; outstanding 8,529,530 shares at December 31, 2011 and 8,614,790 shares at December 31, 2010	8,690	8,690
Additional paid-in capital	80,333	81,268
Treasury stock at cost, 160,868 shares as of December 31, 2011 and 75,608 shares at December 31, 2010	(2,312)	(1,052)
Retained earnings	66,299	55,619
Accumulated other comprehensive income (loss)	3,484	(1,826)
Total shareholders' equity	156,494	158,466
Total liabilities and shareholders' equity	$1,695,244	$1,581,259

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)
Interest income:
Interest and fees on loans	$13,259	$13,489	$52,163	$54,731
Interest and discount on loan pool participations	7	271	1,108	2,631
Interest on bank deposits	11	5	36	34
Interest on federal funds sold	—	2	1	6
Interest on investment securities:
Taxable securities	2,677	2,552	10,934	9,667
Tax-exempt securities	1,140	990	4,339	3,912
Total interest income	17,094	17,309	68,581	70,981
Interest expense:
Interest on deposits:
Interest-bearing checking	935	1,047	3,891	4,260
Savings	36	57	200	183
Certificates of deposit under $100,000	1,710	2,229	7,920	9,538
Certificates of deposit $100,000 and over	797	855	3,311	3,599
Total interest expense on deposits	3,478	4,188	15,322	17,580
Interest on federal funds purchased	3	—	8	6
Interest on securities sold under agreements to repurchase	58	76	264	297
Interest on Federal Home Loan Bank borrowings	812	1,090	3,494	4,650
Interest on other borrowings	9	15	38	49
Interest on long-term debt	167	77	657	534
Total interest expense	4,527	5,446	19,783	23,116
Net interest income	12,567	11,863	48,798	47,865
Provision for loan losses	800	1,700	3,350	5,950
Net interest income after provision for loan losses	11,767	10,163	45,448	41,915
Noninterest income:
Trust, investment, and insurance fees	949	1,059	4,537	4,556
Service charges and fees on deposit accounts	923	1,026	3,702	4,042
Mortgage origination and loan servicing fees	901	1,523	2,691	3,506
Other service charges, commissions and fees	536	770	2,540	2,563
Bank-owned life insurance income	270	213	951	685
Impairment losses on investment securities	—	—	—	(189)
Gain (loss) on sale and call of available for sale securities	60	141	490	453
Gain (loss) on sale of premises and equipment	—	(427)	(195)	(709)
Total noninterest income	3,639	4,305	14,716	14,907
Noninterest expense:
Salaries and employee benefits	5,882	5,851	23,194	23,170
Net occupancy and equipment expense	1,885	1,562	6,537	6,566
Professional fees	661	630	2,825	2,734
Data processing expense	388	410	1,670	1,702
FDIC Insurance expense	328	727	1,612	2,850
Amortization of intangible assets	225	264	896	1,029
Other operating expense	1,626	1,251	5,501	5,238
Total noninterest expense	10,995	10,695	42,235	43,289
Income before income taxes	4,411	3,773	17,929	13,533
Income tax expense (benefit)	1,060	1,038	4,612	3,403
Net income	$3,351	$2,735	$13,317	$10,130
Less: Preferred stock dividends and discount accretion	$—	$218	$645	$868
Net income available to common shareholders	$3,351	$2,517	$12,672	$9,262

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
(unaudited, dollars in thousands, except per share amounts)
Per share data:
Book value per share	$18.35	$18.26	$19.54	$18.70	$18.39
Tangible common equity per share	17.15	17.04	16.47	15.61	15.27
Financial Ratios:
Tangible common equity/tangible assets	8.68%	9.01%	8.69%	8.37%	8.37%
Total shareholders' equity/total assets	9.23%	9.60%	10.25%	9.97%	10.02%
Tier 1 capital/average assets	9.60%	9.63%	10.51%	10.58%	10.45%
Total bank loans/total deposits	75.47%	75.45%	76.27%	74.30%	76.93%
Total loans + loan pools/total deposits	79.47%	79.84%	80.95%	79.39%	82.51%
Asset Quality
Gross bank loans	$986,173	$955,755	$958,199	$938,523	$938,035
Allowance for bank loan losses	15,676	15,663	15,603	15,398	15,167
Net charge-offs (YTD)	2,841	2,054	1,364	669	4,740
Bank loans past due 30 - 89 days	7,001	6,968	7,645	7,038	10,482
Other real estate owned	4,033	3,916	3,418	3,874	3,850
Non-performing bank loans
Non-accrual loans	$10,917	$12,497	$14,902	$14,531	$12,405
Troubled debt restructures	6,135	6,352	6,009	6,661	5,797
Loans 90+ days past due	1,054	803	894	2,244	1,579
Total non-performing bank loans	18,106	19,652	21,805	23,436	19,781

Gross loan pool participations	$52,186	$55,592	$58,798	$64,341	$68,005
Allowance for loan pool participation losses	2,134	2,134	2,134	2,134	2,134
Net bank loan charge-offs/average bank loans (YTD - annualized)	0.30%	0.29%	0.29%	0.29%	0.50%
Nonperforming bank loans/total bank loans	1.84%	2.06%	2.28%	2.50%	2.11%
Nonperforming bank loans + other real estate/total assets	1.31%	1.44%	1.53%	1.69%	1.49%
Allowance for bank loan losses/total bank loans	1.59%	1.64%	1.63%	1.64%	1.62%
Allowance for loan pool participations losses/total loan pool participations	4.09%	3.84%	3.63%	3.32%	3.14%
Allowance for bank loan losses/nonperforming bank loans	86.58%	79.70%	71.56%	65.70%	76.67%

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Per share data:
Ending number of shares outstanding	8,529,530	8,614,790	8,529,530	8,614,790
Average number of shares outstanding	8,559,734	8,614,193	8,604,872	8,612,117
Diluted average number of shares	8,592,152	8,648,451	8,632,856	8,637,713
Earnings per common share - basic	$0.39	$0.30	$1.47	$1.08
Earnings per common share - diluted	0.39	0.29	1.47	1.07
Dividends paid per common share	0.06	0.05	0.22	0.20
Performance Ratios:
Return on average assets	0.80%	0.68%	0.82%	0.65%
Return on average shareholders' equity	8.52%	6.72%	8.42%	6.44%
Return on average tangible common equity	9.52%	7.94%	9.51%	7.66%
Net interest margin (FTE)	3.34%	3.32%	3.34%	3.43%
Efficiency Ratio*	63.86%	61.21%	62.94%	64.44%
Average Balances:
Total bank loans	$975.539	$945,449	$953,392	$955,562
Total loan pools	54.215	70,428	59,972	78,150
Interest-earning assets	1,575.372	1,488,855	1,536,596	1,466,265
Total assets	1,668.368	1,584,616	1,628,253	1,559,035
Interest-bearing deposits	1,135.823	1,066,444	1,113,672	1,054,069
Interest-bearing liabilities	1,337.274	1,262,648	1,309,588	1,246,655
Shareholders' common equity	156.129	145,770	150.114	141,456
Total equity	156.129	161,518	158,146	157,190

* - Noninterest expense minus amortization of intangibles, divided by the sum of tax equivalent net interest income plus noninterest income minus gain/loss or impairment on securities and premises and equipment.